UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2016

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

The information included under Item 2.03 of this Current Report on Form 8-K is also incorporated into this Item 1.01 by reference.

Item 2.01.             Completion of Acquisition or Disposition of Assets.

On May 2, 2016 (Sydney, Australia time), Iron Mountain Incorporated, or Iron Mountain, completed its previously announced acquisition of Recall Holdings Limited, or Recall, pursuant to the Scheme Implementation Deed, as amended, or the Recall Agreement, with Recall, or the Recall Transaction.

Under the terms of the Recall Agreement, the consideration for the Recall Transaction was comprised of the Australian dollar equivalent of US$0.50 in cash for each outstanding share of Recall common stock, or the Cash Supplement, as well as either (1) 0.1722 shares of Iron Mountain common stock for each Recall share, or the Standard Consideration, or (2) 8.50 Australian dollars less the Australian dollar equivalent of US$0.50 in cash for each Recall share, or the Cash Election. The Cash Election was subject to a proration mechanism that capped the total amount of cash paid to Recall shareholders electing the Cash Election at 225.0 million Australian dollars, or the Cash Election Cap. Following the deadline for receipt of valid Cash Elections, Recall advised Iron Mountain that 11,426 Recall shareholders made Cash Elections, representing a total of approximately 90.7 million Recall shares. As the consideration payable in respect of the Cash Elections exceeded the Cash Election Cap, a scale back mechanism, or the Scale Back, applied.

The Scale Back provided for preferential access to the cash pool subject to the Cash Election Cap for certain Recall shareholders.  Recall confirmed that all shareholders, including beneficial owners holding through nominees, who made a valid Cash Election, will be given preferential access in the Scale Back for the first 5,000 shares held or owned continuously from June 11, 2015 through April 27, 2016, the record date for determination of Recall shareholders entitled to receive the consideration for the Recall Transaction. As a result, approximately 90% of Recall shareholders and beneficial owners that made a Cash Election will receive their full consideration in cash.  After payment for the preferential access shares, the remaining cash pool subject to the Cash Election Cap will be apportioned on a pro rata basis across the remaining Recall shares which are the subject of Cash Elections. The consideration for these shares will be approximately 20.8% Cash Election and 79.2% Standard Consideration.  Recall shareholders will separately receive individual statements setting out the details of the consideration they will receive, including the impact of the Scale Back, if applicable.

At the closing of the Recall Transaction, Iron Mountain paid approximately US$330.0 million and issued approximately 50.7 million shares of Iron Mountain common stock which, based on the closing price of Iron Mountain common stock as of April 29, 2016, resulted in a total purchase price to Recall shareholders of approximately US$2,182.0 million.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Bridge Credit Agreement

As previously disclosed, in order to provide a portion of the financing necessary to close the Recall Transaction, Iron Mountain entered into a commitment letter, or the Commitment Letter, dated April 19, 2016 with JPMorgan Chase Bank, N.A., as a lender and administrative agent, and the other lenders party thereto, or the Lenders, pursuant to which the Lenders committed to provide to Iron Mountain an unsecured bridge term loan facility of $850.0 million, or the Bridge Facility.  On April 29, 2016, Iron Mountain and Iron Mountain Information Management, LLC, or IMIM, entered into a bridge credit agreement with the Lenders and JP Morgan Chase Bank, N.A., as administrative agent, or the Bridge Credit Agreement, and borrowed the full amount of the Bridge Facility.

The Bridge Facility will mature on April 28, 2017, and may be extended by one year subject to the payment of an extension fee and meeting certain other conditions.  Borrowings under the Bridge Facility bear interest at an annual rate equal to, at Iron Mountain’s option, LIBOR or the applicable base rate plus a margin during the first three months equal to (i) in the case of LIBOR borrowings, 3.25%, or (ii) in the case of applicable base rate borrowings, 2.25%.  Thereafter, the margin for each subsequent three-month period increases by 0.5% over the applicable margin in effect for the immediately preceding three-month period.

The Bridge Credit Agreement contains certain customary representations and warranties, affirmative, negative and financial covenants and events of default consistent with the terms set forth in the Commitment Letter and otherwise substantially similar, in all material respects, to the terms set forth in Iron Mountain’s credit agreement, dated as of July 2, 2015, or the Existing Credit Agreement.  IMIM and the other subsidiaries of Iron Mountain which guarantee the obligations under the Existing Credit Agreement guarantee the obligations under the Bridge Facility.

Iron Mountain used a portion of the proceeds from the Bridge Facility to reimburse certain banks and financial institutions for the purchase of Australian dollars by Iron Mountain to finance a portion of the cash consideration of the Recall Transaction.  Iron Mountain intends to use the remainder of the proceeds from the Bridge Facility, along with borrowings under the Existing Credit Agreement, to finance a portion of the cost of the Recall Transaction, including refinancing Recall’s existing indebtedness and to pay costs incurred by Iron Mountain in connection with the Recall Transaction.

Credit Agreement Amendment

In connection with entering into the Bridge Credit Agreement, on April 29, 2016, Iron Mountain entered into an amendment, or the Amendment, to the Existing Credit Agreement.  The Amendment amends the Existing Credit Agreement to permit the incurrence and prepayment of the loans under the Bridge Facility, in addition to other amendments to accommodate the closing of the Recall Transaction.

The above descriptions of the Bridge Credit Agreement and the Amendment are not complete and are subject to and qualified in their entirety by reference to (i) the Existing Credit Agreement, a copy of which is filed as Exhibit 10.1 to Iron Mountain’s Current Report on Form 8-K filed July 6, 2015, (ii) the Commitment Letter, a copy of which is filed as Exhibit 10.1 to Iron Mountain’s Current Report on Form 8-K filed April 21, 2016, (iii) the Bridge Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and (iv) the Amendment, a copy of which is filed herewith as Exhibit 10.2, each of which are incorporated herein by reference.

Item 3.02.             Unregistered Sales of Equity Securities.

As described in Item 2.01 of this Current Report on Form 8-K, Iron Mountain issued approximately 50.7 million shares of Iron Mountain common stock to Recall shareholders as part of the consideration in the Recall Transaction.  The shares were issued in reliance on the exemption afforded by Section 3(a)(10) of the Securities Act of 1933.

Item 9.01.             Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The required financial statements of Recall will be included in an amendment to this Current Report Form 8-K within 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(b) Pro Forma Financial Information

The required pro forma financial information which gives effect to the Recall Transaction will be included in an amendment to this Current Report Form 8-K within 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(d) Exhibits

10.1                        Bridge Credit Agreement, dated as of April 29, 2016, among Iron Mountain, Iron Mountain Information Management, LLC, the lenders and other financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. (Filed herewith.)

10.2                        First Amendment, dated as of April 29, 2016, to Credit Agreement, dated as of June 27, 2011, as amended and restated as of July 2, 2015, among Iron Mountain, Iron Mountain Information Management, LLC, certain other subsidiaries of Iron Mountain party thereto, the lenders and other financial institutions party thereto, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Ernest W. Cloutier
Name:	Ernest W. Cloutier
Title:	Executive Vice President and General Counsel

Date: May 2, 2016